Exhibit 99.1

Contacts:
Dov A. Goldstein, M.D.	Ian R. McConnell, Ph.D.	E. Blair Schoeb
Vicuron Pharmaceuticals Inc.	WeissCom Partners	Burns McClellan Inc.
610-205-2312	415-362-5018	212-213-0006
dgoldstein@vicuron.com	ian@weisscom.net	bschoeb@ny.burnsmc.com

VICURON PHARMACEUTICALS ANNOUNCES THIRD QUARTER 2003

FINANCIAL RESULTS

KING OF PRUSSIA, Pa. – November 13, 2003 - Vicuron Pharmaceuticals Inc. (Nasdaq: MICU and Nuovo Mercato: MICU) today reported financial results for the third quarter of 2003 and the nine month period ended September 30, 2003.

Total revenues for the third quarter of 2003 were $2.8 million compared with $1.5 million for 2002.  Total operating expenses were $22.3 million in the third quarter of 2003 compared to $14.9 million during the third quarter of 2002.  The increase in operating expenses for the third quarter of 2003 included increased clinical development costs and costs associated with the former Biosearch Italia research and manufacturing operations.

For the third quarter of 2003, Vicuron reported a net loss of $18.9 million or $0.36 per share on 52.8 million weighted average shares outstanding.  This compares to a net loss of $13.0 million, or $0.49 per share on 26.4 million weighted average shares outstanding, for the third quarter of 2002.

Total revenues for the nine months of 2003 were $6.8 million compared with $4.8 million for the same period in 2002.  Total operating expenses during the first nine months of 2003 were $160.4 million compared to $41.5 million during the same period last year. The increase in operating expenses in 2003 includes a one-time non-cash write-off of acquired in-process research and development of $94.5 million resulting from the merger of Versicor and Biosearch Italia.

For the nine months ended September 30, 2003, Vicuron reported a net loss of $152.0 million or $3.38 per share on 44.9 million weighted average shares outstanding.  This compares to a net loss for the same period of 2002 of $35.7 million or a net loss per share of $1.41 on 25.2 million weighted average shares outstanding.

At September 30, 2003, cash and cash equivalents and unrestricted marketable securities totaled approximately $173.0 million, which includes the net proceeds of the recently completed follow-on offering.

“We are currently implementing the necessary steps for a successful launch of anidulafungin in the first half of 2004 and continue to make steady progress on advancing dalbavancin toward an NDA filing in the second half of 2004,” said George F. Horner III, Vicuron’s president and chief executive officer.  “Our recent financing also puts us in a stronger cash position to further advance our two late-stage products while continuing to move the multiple opportunities in our powerful pipeline of antimicrobials closer to the clinic.”

Recent Corporate, Product and Pipeline Highlights

•                  Raised $83.1 million in cash through public offering of 6 million shares of common stock.

•                  Achieved another milestone in ongoing research collaboration with Novartis Pharma AG to develop oral peptide deformylase inhibitor antibiotics in preparation for first of these compounds to enter the clinic.

•                  Participated with a major presence at the 43rd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), including presentations of data on anidulafungin, dalbavancin and other development programs with oxazolidinones and peptide deformylase inhibitors.

•                  Initiated Phase III head to head clinical trial of dalbavancin and vancomycin, a current standard of care for the treatment of skin and soft tissue infections (SSTIs).

About Vicuron

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients in North America and Europe.

The company recently filed a New Drug Application with the U.S. Food and Drug Administration for its lead product, anidulafungin, a novel antifungal agent. The company’s other lead product, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, is in Phase III clinical trials. Vicuron’s versatile research engine integrates industry-leading expertise in functional genomics, natural products discovery, mechanism-based drug design and combinatorial and medicinal chemistry. These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development. In addition, Vicuron has research and development collaborations with leading pharmaceutical companies, such as Pfizer and Novartis.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed, that the timing of the filing and approval of any new drug application might be delayed, that subsequent clinical trials might indicate that a product candidate is unsafe or ineffective, that ongoing proprietary and collaborative research might not occur or yield useful results, that a third party may not be willing to license our product candidates on terms acceptable to us or at all, that our intellectual property may not be adequately protected, that competitors might develop superior substitutes for their products or market them more effectively, that a sales force may not be developed as contemplated and that one or more of its product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statement. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

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VICURON PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Revenues:
Collaborative research and development and contract services	$2,173	$1,519	$6,054	$4,563
License fees and milestones	626	0	784	258

Total revenues	2,799	1,519	6,838	4,821

Operating expenses:
Research and development	18,113	12,745	55,996	34,810
General and administrative	4,164	2,143	9,886	6,680
Acquired in-process research and development	—	—	94,532	—

Total operating expenses	22,277	14,888	160,414	41,490

Loss from operations	(19,478)	(13,369)	(153,576)	(36,669)

Other income (expense):
Interest income	607	399	1,777	1,180
Interest expense	(43)	(64)	(155)	(188)

Net loss	$(18,914)	$(13,034)	$(151,954)	$(35,677)

Net loss per share:
Basic and diluted	$(0.36)	$(0.49)	$(3.38)	$(1.41)

Weighted average shares	52,799	26,353	44,903	25,217

VICURON PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	September 30, 2003	December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$124,063	$28,271
Marketable securities	48,978	34,034
Accounts receivable, net	5,152	—
Prepaid expenses and other current assets	9,199	5,451

Total current assets	187,392	67,756
Property, plant and equipment	34,687	4,875
Intangible assets, net	21,562	—
Long-term receivables	9,670	—
Long-term marketable securities-restricted	6,740	—
Other assets	335	105

Total assets	$260,386	$72,736

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,321	$6,491
Accrued liabilities	12,797	11,098
Current portion of long term debt	1,785	3,500
Current portion of deferred revenue	555	1,519

Total current liabilities	29,458	22,608
Long-term debt, less current portion	5,197	698
Deferred revenue, less current portion	1,989	500
Other long-term liabilities	336	264

Total liabilities	36,980	24,070

Stockholders’ equity:
Common stock	54	26
Additional paid-in capital	518,369	202,365
Deferred stock compensation	(785)	(1,171)
Accumulated other comprehensive income	10,341	65
Accumulated deficit	(304,573)	(152,619)

Total stockholders’ equity	223,406	48,666

Total liabilities and stockholders’ equity	$260,386	$72,736